Exhibit 99.1

For further information contact
Rodger W. Smith, 1-800-451-1294

FOR IMMEDIATE RELEASE

Callon Petroleum Company Reports Results
For Fourth Quarter, Full Year 2007

Natchez, MS (March 6, 2008)—Callon Petroleum Company (NYSE: CPE) today reported results of operations for both the quarter and the year ended December 31, 2007.

2007 Year-end Reserves.  As of December 31, 2007, the company’s year-end estimated net proved reserves were 263.6 billion cubic feet of natural gas equivalent (Bcfe).  This represents an increase of 81% from 2006 year-end proved reserves of 145.6 Bcfe, which is primarily attributable to the company’s acquisition of BP Exploration and Production Company’s (BP) working interest in the Entrada Field in April 2007.

Liquidity.  Following the acquisition of BP’s interest in the Entrada Field in April 2007, our focus shifted to ensuring our ability to fund our development plan for the property.  We decided to limit our 2007 exploration program to previously committed projects and sold our non-core, non-operated royalty and mineral interests in December 2007 for $61.5 million. As a result, we accumulated a cash balance of $53.3 million and had no borrowings under the senior secured credit facility as of December 31, 2007.

           Fourth Quarter and Full Year 2007 Net Income.  For the year ended December 31, 2007, the company reported net income of $15.2 million, or $0.71 per share. This compares with net income of $40.6 million, or $1.90 per share, for the same period in 2006. For the three months ended December 31, 2007, Callon reported net income of $4.5 million, or $0.21 per share. This compares with net income of $5.9 million, or $0.27 per share during the fourth quarter of 2006. The decline in net income for the year ended December 31, 2007, when compared to 2006, is primarily attributable to an increase in interest expense associated with the financing of the company’s acquisition of BP’s interest in the Entrada Field, lower 2007 oil production at the Medusa Field after the completion of remedial work on the Medusa A-1 well in late 2006 restored production at a lower rate, and an increase in the depletion, depreciation and amortization rate.  All per share amounts are on a diluted basis.

           Fourth Quarter and Full Year 2007 Operating Results.  Operating results for the year ended December 31, 2007 include oil and gas sales of $170.8 million from average production of 51.3 million cubic feet of natural gas equivalent per day (MMcfe/d).  The divestiture of Mobile Bay Blocks 952,953,955 in the second quarter of 2007 lowered 2007 average daily production by approximately 2.0 MMcfe/d.  This corresponds to sales of $182.3 million from average daily production of 56.9 MMcfe/d during 2006. The average price received per thousand cubic feet of natural gas for the year ended December 31, 2007 decreased to $8.01, compared to $8.07 for the year ended December 31, 2006, while the average price received per barrel of oil in 2007 increased to $67.63, compared to $57.33 during 2006. Fourth quarter of 2007 oil and gas sales totaled $43.9 million from production of 45.6 MMcfe/d.  This corresponds to sales of $44.8 million from production of 59.8 MMcfe/d during the same period in 2006.  The average price received per thousand cubic feet of natural gas in the fourth quarter of 2007 increased to $8.18, compared to $7.82 during the fourth quarter of 2006, while the average price received per barrel of oil in the fourth quarter of 2007 increased to $82.47, compared to $52.77 during the same period in 2006.  All average realized price amounts are after the impact of hedging. Reference the table below for a reconciliation of oil pricing.

Fourth Quarter and Full Year 2007 Discretionary Cash Flow. Discretionary cash flow for the year ended December 31, 2007 totaled $104.6 million compared to $133.0 million during the previous year.  Net cash flow provided by operating activities, as defined by GAAP, totaled $109.3 million and $135.5 million during the years ended December 31, 2007 and 2006, respectively. Fourth quarter of 2007 discretionary cash flow totaled $25.1 million compared to $32.9 million during the same period in 2006.  Net cash flow provided by operating activities, as defined by GAAP, totaled $19.4 million and $28.8 million during the three-month periods ended December 31, 2007 and 2006, respectively. (See “Non-GAAP Financial Measure” that follows and the accompanying reconciliation of discretionary cash flow to net cash flow provided by operating activities.)

Non-GAAP Financial Measure - This news release refers to a non-GAAP financial measure as “discretionary cash flow.” Callon believes that the non-GAAP measure of discretionary cash flow is useful as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt.  The company also has included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income as defined by GAAP.

Reconciliation of Non-GAAP Financial Measure:	Three Months Ended		Full Year Ended
(In thousands)	December 31,		December 31,
	2007	2006	2007	2006
Discretionary cash flow	$25,146	$32,913	$104,550	$133,023
Net working capital changes and other changes	(5,783)	(4,152)	4,733	2,461
Net cash flow provided by operating activities	$19,363	$28,761	$109,283	$135,484

Production and Price Information:	Three Months Ended		Full Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Production:
Oil (MBbls)	289	294	1,063	1,634
Gas (MMcf)	2,457	3,736	12,340	10,977
Gas equivalent (MMcfe)	4,191	5,500	18,718	20,780
Average daily (MMcfe)	45.6	59.8	51.3	56.9

Average prices:
Oil ($/Bbl) (a)	$82.47	$52.77	$67.63	$57.33
Gas ($/Mcf)	$8.18	$7.82	$8.01	$8.07
Gas equivalent ($/Mcfe)	$10.48	$8.14	$9.12	$8.77

Additional per Mcfe data:
Sales price	$10.48	$8.14	$9.12	$8.77
Lease operating expenses	1.73	1.37	1.48	1.39
Operating margin	$8.75	$6.77	$7.64	$7.38

Depletion	$3.86	$3.94	$3.89	$3.14
General and administrative (net of management fees)	$0.66	$0.37	$0.53	$0.41

(a) Below is a reconciliation of the average NYMEX price to the average realized sales price per barrel of oil:

Average NYMEX oil price	$90.68	$60.19	$72.33	$66.22
Basis differentials and quality adjustments	(5.06)	(6.56)	(4.08)	(7.03)
Transportation	(1.20)	(1.16)	(1.15)	(1.25)
Hedging	(1.95)	0.30	0.53	(0.61)
Averaged realized oil price	$82.47	$52.77	$67.63	$57.33

Callon Petrol Callon Petroleum Company
Consolidated Balance Sheets
(In thousands, except share data)

	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$53,250	$1,896
Accounts receivable	22,073	32,166
Restricted investments	100	4,306
Fair market value of derivatives	--	13,311
Other current assets	6,592	5,973
Total current assets	82,015	57,652

Oil and gas properties, full-cost accounting method:
Evaluated properties	1,349,904	1,096,907
Less accumulated depreciation, depletion and amortization	(738,374)	(604,682)
	611,530	492,225

Unevaluated properties excluded from amortization	70,176	54,802
Total oil and gas properties	681,706	547,027

Other property and equipment, net	1,986	1,996
Restricted investments	4,525	1,935
Investment in Medusa Spar LLC	12,673	12,580
Other assets, net	9,577	4,337
Total assets	$792,482	$625,527

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$37,698	$46,611
Asset retirement obligations	9,810	14,355
Fair market value of derivatives	5,205	--
Current maturities of long-term debt	--	213
Total current liabilities	52,713	61,179

Long-term debt	392,012	225,521
Asset retirement obligations	27,027	26,824
Deferred tax liability	32,190	30,054
Other long-term liabilities	1,465	586
Total liabilities	505,407	344,164

Stockholders' equity:
Preferred Stock, $.01 par value; 2,500,000 shares authorized;	--	--
Common Stock, $.01 par value; 30,000,000 shares authorized; 20,891,145 shares and 20,747,773 shares issued outstanding at December 31, 2007 and 2006, respectively	209	207
Capital in excess of par value	223,336	220,785
Other comprehensive income (loss)	(3,383)	8,652
Retained earnings	66,913	51,719
Total stockholders' equity	287,075	281,363
Total liabilities and stockholders' equity	$792,482	$625,527

Callon Petroleum Company
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Operating revenues:
Oil sales	$23,833	$15,532	$71,891	$93,665
Gas sales	20,108	29,220	98,877	88,603
Total operating revenues	43,941	44,752	170,768	182,268

Operating expenses:
Lease operating expenses	7,245	7,541	27,795	28,881
Depreciation, depletion and amortization	16,165	21,683	72,762	65,283
General and administrative	2,778	2,033	9,876	8,591
Accretion expense	1,026	1,128	3,985	4,960
Derivative expense	--	--	--	150
Total operating expenses	27,214	32,385	114,418	107,865

Income from operations	16,727	12,367	56,350	74,403

Other (income) expenses:
Interest expense	10,424	4,177	34,329	16,480
Other income	(358)	(515)	(1,172)	(1,869)
Total other (income) expenses	10,066	3,662	33,157	14,611

Income before income taxes	6,661	8,705	23,193	59,792
Income tax expense	2,223	3,007	8,506	20,707

Income before equity in earnings of Medusa Spar LLC	4,438	5,698	14,687	39,085
Equity in earnings of Medusa Spar LLC, net of tax	104	162	507	1,475

Net income	$4,542	$5,860	$15,194	$40,560

Net income per common share:
Basic	$0.22	$0.28	$0.73	$2.00
Diluted	$0.21	$0.27	$0.71	$1.90

Shares used in computing net income per share:
Basic	20,858	20,719	20,776	20,270
Diluted	21,435	21,350	21,290	21,363

Callon Petroleum Company
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2007 and 2006
(In thousands)

	2007	2006
Cash flows from operating activities:
Net income	$15,194	$40,560
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, depletion and amortization	73,677	65,929
Accretion expense	3,985	4,960
Amortization of deferred financing costs	3,009	2,221
Equity in earnings of Medusa Spar, LLC	(507)	(1,475)
Non-cash derivative expense	--	150
Deferred income tax expense	8,506	20,707
Non-cash charge related to compensation plans	849	1,420
Excess tax benefits from share-based payment arrangements	(163)	(1,449)
Changes in current assets and liabilities:
Accounts receivable	6,658	(2,107)
Other current assets	(619)	(3,975)
Current liabilities	(2,057)	11,311
Change in gas balancing receivable	(938)	(311)
Change in gas balancing payable	889	133
Change in other long-term liabilities	(10)	(2)
Change in other assets, net	810	(2,588)
Cash provided by operating activities	109,283	135,484

Cash flows from investing activities:
Capital expenditures	(127,409)	(167,979)
Entrada acquisition	(150,000)	--
Proceeds from sale of mineral interests	60,931	--
Distribution from Medusa Spar, LLC	687	1,078
Cash used by investing activities	(215,791)	(166,901)

Cash flows from financing activities:
Change in accrued liabilities to be refinanced	--	(5,000)
Increases in debt	229,000	88,000
Payments on debt	(64,000)	(53,000)
Deferred financing costs	(6,429)	--
Equity issued related to employee stock plans	--	(438)
Excess tax benefits from share-based payment arrangements	163	1,449
Capital leases	(872)	(263)
Cash provided by financing activities	157,862	30,748

Net increase (decrease) in cash and cash equivalents	51,354	(669)

Cash and cash equivalents:
Balance, beginning of period	1,896	2,565

Balance, end of period	$53,250	$1,896

Callon Petroleum Company is engaged in the exploration, development, acquisition and operation of oil and gas properties in the Gulf Coast region. The majority of Callon’s properties and operations are concentrated in Louisiana and the offshore waters of the Gulf of Mexico.

This news release is posted on the company’s website at www.callon.com and will be archived there for subsequent review.  It can be accessed from the “News Releases” link on the left side of the homepage.

It should be noted that this news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These projections and statements reflect the company’s current views with respect to future events and financial performance.  No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors.  Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC’s website at www.sec.gov.

#